FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-4281

INTERNATIONAL SPEEDWAY CORPORATION ANNOUNCES
AN INCREASE IN ITS ANNUAL DIVIDEND

~Shareholders Approve Slate of Directors~
~ 41st Consecutive Year of Paying a Dividend~

DAYTONA BEACH, Fla. - April 9, 2014 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today announced an increase in its annual dividend and the re-election of three members to its Board of Directors.
ISC declared an annual dividend of $0.24 per share, payable on June 30, 2014, to common stockholders of record on May 31, 2014, marking the 41st consecutive year that the Company has paid a dividend to its shareholders.  ISC paid an annual dividend of $0.22 per share in 2013.
Separately, at ISC's annual meeting of ISC shareholders, the following members of the Company's Board of Directors were re-elected to a three-year term:  James C. France; Brian Z. France; and Larry D. Woodard.

International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.

The Company also owns and operates Motor Racing NetworkSM, the nation's largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, the Company has a 50 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.
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